Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-211039 on Form S-4 of our reports dated February 23, 2016, relating to the consolidated financial statements of Ruckus Wireless, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ruckus Wireless, Inc. for the year ended December 31, 2015, and to the reference to us under the headings “Experts” in such Prospectus, which is part of this Amendment No. 1 to Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 18, 2016